MDU Resources Announces Record Earnings, Increases Earnings Guidance

BISMARCK, N.D. - Jan. 30, 2007 - MDU Resources Group, Inc. (NYSE:MDU) announced record financial results for the year ended Dec. 31 with consolidated earnings of $315.1 million, compared to $274.4 million for 2005. Earnings per common share, diluted, totaled $1.74, compared to $1.53 for 2005.

Highlights for 2006

•	Earnings per common share increased 14 percent to $1.74.

•	Record consolidated earnings of $315.1 million, up from $274.4 million.

•	Increased 2007 earnings per share guidance to a range of $1.50 to $1.70, up from previous guidance of $1.45 to $1.65.

“Our overall results in 2006 were absolutely outstanding. We had record earnings in nearly all of our lines of business, including phenomenal performance from our construction materials and mining and construction services operations,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “We provided a one-year total return to shareholders of 20 percent while achieving a 10.6 percent return on invested capital with our diversified mix of regulated and nonregulated assets. Our exceptional financial performance is the result of the hard work of our dedicated employees and our continuing commitment to our core operations.

“Based on our confidence in the continued strong outlook for our businesses, we are raising our earnings per share guidance for 2007 to a range of $1.50 to $1.70. We are looking forward to another strong year in 2007 as we continue to expand upon our corporation’s legacy of leadership in building a strong America.”

In its Jan. 8 issue, Forbes magazine named MDU Resources to its Platinum 400 list of the best big companies in America for the seventh consecutive year. According to the article, the magazine considered more than 1,000 companies in compiling the list. Companies that made the cut were compared against peers on a 12-month and five-year basis. Factors considered were shareholder returns, sales and earnings-per-share growth and debt-to-capital ratios. Also evaluated were consensus forecasts for long-term earnings growth and accounting and governance practices.

Annual Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from targeted growth, revenue and earnings projections.

Business Line	2006 Earnings (In Millions)	2005 Earnings (In Millions)	Percentage Change
Energy
Natural gas and oil production	$145.7	$141.6	3%
Pipeline and energy services	30.0	22.1	36
Construction Materials and Mining	85.7	55.1	56
Utility Resources
Construction services	27.8	14.6	91
Electric and natural gas distribution	20.1	17.4	15
Independent power production	4.5	22.9	(80)
Other	1.3	0.7	84
Total	$315.1	$274.4	15%

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company. The information noted below excludes any possible gain from the previously announced potential sale of independent power production assets.

•
Earnings per common share for 2007, diluted, are projected in the range of $1.50 to $1.70. The company expects the percentage of 2007 earnings per common share, diluted, by quarter to be in the following approximate ranges.

o	First quarter - 10 percent to 15 percent
o	Second quarter - 20 percent to 25 percent
o	Third quarter - 35 percent to 40 percent
o	Fourth quarter - 25 percent to 30 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•	Capital expenditures for 2006 and estimated capital expenditures for 2007 are as follows:

Business Line	Capital Expenditures 2006 Actual (In Millions)	Capital Expenditures 2007 Estimated* (In Millions)
Natural gas and oil production	$329	$282
Pipeline and energy services	43	38
Construction materials and mining	141	97
Construction services	32	17
Electric	39	79
Natural gas distribution	15	514
Independent power production	33	3
Other	2	1
	634	1,031
Net proceeds	(31)	(9)
Net Capital Expenditures	$603	$1,022

*Excludes any potential proceeds related to the previously announced sale of domestic independent power production assets.

Energy

Natural Gas and Oil Production
Earnings at this segment were a record $145.7 million for 2006, compared to $141.6 million for 2005. A combined natural gas and oil production increase of 7 percent contributed to the earnings growth. Average realized oil prices for the year were 19 percent higher while realized natural gas prices were comparable to 2005 prices. Partially offsetting these increases were higher depreciation, depletion and amortization and lease operating expenses. The company’s combined proved natural gas and oil reserves as of Dec. 31 were 701 billion cubic feet equivalents, a 14 percent increase from 2005 year-end reserves.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Long-term compound annual growth goals for production are in the range of 7 percent to 10 percent. In 2007, the company expects a combined natural gas and oil production increase in that range.
•	The company expects to drill between 300 and 350 wells in 2007, dependent on the timely receipt of regulatory approvals.
•	Earnings guidance reflects estimated natural gas prices for February through December 2007 as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$6.25 to $6.75
NYMEX	$6.75 to $7.25
CIG	$5.25 to $5.75

During 2006, more than three-fourths of natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for February through December 2007 in the range of $58 to $63 per barrel.
•
The company has hedged approximately 30 percent to 35 percent of its estimated natural gas production for 2007 and approximately 5 percent for 2008. The hedges that are in place as of Jan. 29 for 2007 and 2008 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$8.00-$11.91
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.80
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.75
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$7.50-$10.55
Natural Gas	CIG	1/07 - 12/07	1,825,000	$7.40
Natural Gas	CIG	1/07 - 12/07	1,825,000	$7.405
Natural Gas	Ventura	1/07 - 12/07	1,460,000	$8.25-$10.80
Natural Gas	CIG	1/07 - 12/07	912,500	$7.50-$9.12
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$8.29
Natural Gas	Ventura	1/07 - 3/07	450,000	$8.00-$9.80
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$7.85-$9.70
Natural Gas	Ventura	1/07 - 12/07	3,650,000	$7.67
Natural Gas	Ventura	2/07 - 10/07	2,047,500	$7.16
Natural Gas	Ventura	11/07 - 3/08	1,520,000	$8.00-$8.75
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.00-$8.45
Natural Gas	CIG	1/08 - 3/08	910,000	$7.00-$7.79

 * Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Pipeline and Energy Services
This segment had record earnings of $30.0 million in 2006, a 36 percent increase compared to $22.1 million in 2005. Total throughput increased 17 percent, including a 68 percent increase in natural gas transported to storage. Significantly higher storage services revenues and higher gathering rates also contributed to the earnings increase.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Through minor compressor modifications, firm capacity for the Grasslands Pipeline increased from 90,000 Mcf per day to 97,000 Mcf per day effective Nov. 1. Based on anticipated demand, additional incremental expansions are forecasted over the next few years beginning as early as 2007. Through compressor additions, the pipeline capacity could reach 200,000 Mcf per day.

•	In 2007, total gathering and transportation throughput is expected to be consistent with 2006 record levels.

Construction Materials and Mining

This segment earned a record $85.7 million, a 56 percent increase over the previous year’s $55.1 million on revenue growth of 17 percent. The improvement was largely the result of higher margins driven by strong markets and demand for construction materials and services, cost-containment initiatives and favorable weather conditions. Profits improved in all regions with existing operations contributing 94 percent of 2006 earnings. Acquisitions made up the remainder of the earnings.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
A key long-term strategic objective is to further expand the company’s presence in the higher-margin materials business (rock, sand, gravel, asphalt cement, ready-mixed concrete and related products), complementing and expanding on the company’s expertise. Ongoing efforts to increase margin are being pursued through continuous improvement programs, including corporate purchasing of equipment, parts and commodities (asphalt cement, diesel fuel, cement, and other materials) and the utilization of national purchasing accounts. Ownership of, and access to, permitted aggregate reserves is key to the company’s vertical integration strategy.

•	Revenues in 2007 are expected to be somewhat lower than 2006 record levels.
•	Work backlog as of Dec. 31 of approximately $483 million includes a higher expected average margin than the backlog of $465 million at Dec. 31, 2005.

Utility Resources

Construction Services
This segment reported its second consecutive year of record earnings with $27.8 million, nearly double last year’s earnings of $14.6 million. Revenues rose 44 percent and operating margins increased over 2005 levels. Strong markets in the southwest region and higher equipment sales and rentals led the performance results. Existing operations contributed 97 percent of the year’s earnings with acquisitions representing the balance of earnings. This business had record backlog at Dec. 31 that was 31 percent higher than a year ago.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Revenues in 2007 are expected to be comparable to 2006 record levels.
•	The company will continue to focus on costs and efficiencies to improve margins.
•	Work backlog as of Dec. 31 was approximately $527 million, compared to $403 million at Dec. 31, 2005.
•
Effective Jan. 1, Colorado Energy Management became part of this segment. CEM, which provides operation and maintenance and design and construction services related to electric generation facilities, previously was included in the corporation’s independent power production segment. CEM recently secured a contract to construct a 550-megawatt combined-cycle generating facility near Hobbs, N.M. It also is in negotiations to operate the facility. Onsite construction is expected to begin by the spring of 2007 with power coming on line by the summer of 2008.

Electric and Natural Gas Distribution
This business unit earned $20.1 million, compared to 2005 earnings of $17.4 million. Higher electric retail sales margins and higher energy-related services earnings contributed to the increase.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation. This will add to base-load capacity and rate base. New generation is projected to be on line in late 2011 or early 2012. A major commitment decision on the project will be made in mid-2007. A filing in North Dakota for prudence approval of the potential Big Stone II generation project was made in November.

•
The corporation has entered into a definitive merger agreement to acquire Cascade Natural Gas Corp. for cash consideration of $26.50 per share. The total value of the transaction, including the assumption of certain indebtedness, is approximately $475 million. When the acquisition is completed, it is expected to significantly enhance regulated earnings and cash flows. The shareholders of Cascade approved a merger agreement in a special meeting Oct. 27. The merger also has received Hart-Scott-Rodino clearance. All required regulatory filings for approval of the merger were made in November. Regulatory approvals are anticipated in the third quarter of 2007.

•	These businesses continue to pursue growth by expanding energy-related services.

Independent Power Production
Earnings at this segment were $4.5 million, compared to $22.9 million in 2005. Earnings were lower primarily because of the absence of the $15.6 million gain from the 2005 sale of the equity interest in a Brazilian electric generating facility. Lower capacity revenues from the bridge contract at the Brush, Colo., electric generating facility and higher interest expense related to the construction of the Hardin, Mont., electric generating facility also reduced earnings.

The company announced earlier this month that it has retained the investment bank Goldman, Sachs & Co. as financial adviser with respect to the potential sale of domestic independent power production assets held in the company’s wholly owned subsidiary Centennial Energy Resources LLC. The decision to explore the sale of the domestic assets of Centennial was based on the increased market demand for independent power production assets, combined with the company’s desire to efficiently fund future capital needs. The company expects the transaction to close in the second quarter of 2007.

Upcoming Webcast
The company will host a webcast at 1 p.m. EST Jan. 30 to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The audio replay will be available by calling (800) 642-1687 within the United States or (706) 645-9291 for international calls. The access code is 5619455.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•
The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
The company’s pending acquisition of Cascade may be delayed or may not occur if certain conditions are not satisfied. Upon completion of the acquisition, if the company is unable to integrate the Cascade operations effectively, its future financial position or results of operations may be adversely affected.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A - Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and mining, construction services, electric and natural gas utilities, and independent power production. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media:
Laura Lueder, corporate public relations manager, (701) 530-1095

MDU Resources Group, Inc.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(In millions, where applicable) (Unaudited)

Consolidated Statements of Income

Operating revenues:
Electric	$48.2	$45.7	$187.3	$181.2
Natural gas distribution	122.5	150.5	352.0	384.2
Construction services	258.3	228.9	987.6	687.1
Pipeline and energy services	110.9	166.3	443.7	477.3
Natural gas and oil production	119.0	138.2	484.0	439.4
Construction materials and mining	490.8	413.0	1,877.0	1,604.6
Independent power production	26.2	10.9	66.1	48.5
Other	2.2	1.7	8.1	6.0
Intersegment eliminations	(86.0)	(141.9)	(335.1)	(375.9)
	1,092.1	1,013.3	4,070.7	3,452.4
Operating expenses:
Fuel and purchased power	17.8	16.6	71.8	63.6
Purchased natural gas sold	74.0	135.8	269.0	329.2
Operation and maintenance	769.0	645.5	2,795.5	2,262.2
Depreciation, depletion and amortization	67.9	63.5	271.6	228.4
Taxes, other than income	32.0	31.9	130.6	119.9
	960.7	893.3	3,538.5	3,003.3
Operating income:
Electric	8.1	6.2	27.7	29.0
Natural gas distribution	9.2	5.0	8.7	7.4
Construction services	8.0	7.3	50.7	28.2
Pipeline and energy services	21.4	9.0	57.1	43.5
Natural gas and oil production	53.3	74.1	231.8	230.4
Construction materials and mining	32.1	20.2	156.1	105.3
Independent power production	(.6)	(2.0)	(.5)	4.9
Other	(.1)	.2	.6	.4
	131.4	120.0	532.2	449.1
Earnings from equity method investments	1.9	1.7	10.9	20.2
Other income	2.4	3.0	12.2	7.4
Interest expense	18.7	14.1	72.1	54.3
Income before income taxes	117.0	110.6	483.2	422.4
Income taxes	34.5	37.4	165.3	146.5
Income from continuing operations	82.5	73.2	317.9	275.9
Income (loss) from discontinued operations, net of tax	.1	.1	(2.1)	(.8)
Net income	82.6	73.3	315.8	275.1
Dividends on preferred stocks	.2	.2	.7	.7

Earnings on common stock:
Electric	4.4	2.9	14.4	13.9
Natural gas distribution	5.2	3.0	5.7	3.5
Construction services	4.5	3.8	27.8	14.6
Pipeline and energy services	12.7	4.8	30.0	22.1
Natural gas and oil production	38.4	47.4	145.7	141.6
Construction materials and mining	16.8	11.0	85.7	55.1
Independent power production	(.1)	(.1)	4.5	22.9
Other	.5	.3	1.3	.7
	$82.4	$73.1	$315.1	$274.4

Earnings per common share - basic:
Earnings before discontinued operations	$.46	$.41	$1.76	$1.54
Discontinued operations, net of tax	---	---	(.01)	---
Earnings per common share - basic	$.46	$.41	$1.75	$1.54
Earnings per common share - diluted:
Earnings before discontinued operations	$.45	$.40	$1.75	$1.53
Discontinued operations, net of tax	---	---	(.01)	---
Earnings per common share - diluted	$.45	$.40	$1.74	$1.53
Dividends per common share	$.1350	$.1267	$.5234	$.4934
Weighted average common shares outstanding:
Basic	180.9	179.7	180.2	178.4
Diluted	182.1	181.0	181.4	179.5

Operating Statistics

Electric (thousand kWh):
Retail sales	655,197	628,212	2,483,248	2,413,704
Sales for resale	60,030	132,797	483,944	615,220

Natural gas distribution (Mdk):
Sales	12,604	12,092	34,553	36,231
Transportation	4,274	4,682	14,058	14,565

Pipeline and energy services (Mdk):
Transportation	32,856	28,696	130,889	104,909
Gathering	22,346	21,868	87,135	82,111

Natural gas and oil production:
Natural gas (MMcf)	15,855	15,309	62,062	59,378
Oil (MBbls)	566	457	2,041	1,707
Average realized natural gas price	$5.82	$7.53	$6.03	$6.11
Average realized oil price	$44.76	$44.54	$50.64	$42.59

Construction materials and mining (000’s):
Aggregates (tons sold)	11,214	12,757	45,600	47,204
Asphalt (tons sold)	1,915	2,311	8,273	9,142
Ready-mixed concrete (cubic yards sold)	1,197	1,101	4,588	4,448

Independent power production:*
Net generation capacity (kW)	437,600	279,600	437,600	279,600
Electricity produced and sold (thousand kWh)	237,986	36,960	830,212	254,618

Other Financial Data**

Book value per common share	$11.88	$10.43
Dividend yield (indicated annual rate)	2.1%	2.3%
Price/earnings ratio***	14.7x	14.3x
Market value as a percent of book value	215.8%	209.2%
Return on average common equity***	15.6%	15.7%
Fixed charges coverage, including preferred dividends***	6.3x	6.1x
Total assets	$4,903.5	$4,423.6
Total equity	$2,164.9	$1,891.6
Long-term debt (net of current maturities)	$1,170.5	$1,104.8
Capitalization ratios:
Common equity	65%	63%
Preferred stocks	---	---
Long-term debt (net of current maturities)	35	37
	100%	100%

    * Excludes equity-method investments
  ** Reported on a year-to-date basis only
*** Represents 12 months ended